                                                                    EXHIBIT 99.1

[COLLINS & AIKMAN LOGO]                                             NEWS RELEASE

FOR IMMEDIATE RELEASE  -- NOVEMBER 13, 2003                  DRAFT-CONFIDENTIAL
                                                              11/12/03  11:00 PM


       COLLINS & AIKMAN ANNOUNCES IMPROVED THIRD QUARTER FINANCIAL RESULTS


TROY, Mich. -- Collins & Aikman Corporation (C&A) (NYSE:CKC) today reported third quarter and year-to-date results for the nine months ended September 30, 2003. For the third quarter, which is the company's seasonally weakest quarter, the company reported net sales of $902 million compared to $923 million in the third quarter of 2002, a 2% decline which mainly reflected reduced North American customer build volumes. The company also reported a loss of 38 cents per share from continuing operations versus a loss of 54 cents per share in the same period in 2002. The third quarter results included after-tax charges for restructuring and long-lived asset impairments of $16.0 million (or 19 cents per share) and $21.4 million (or 26 cents per share in 2003 and 2002), respectively.

Commenting on the company's improved third quarter results, David Stockman, C&A Chairman and recently appointed CEO, stated, "Aside from the restructuring charges, we had a solid third quarter, which is the first inning of C&A's rebound in financial performance. Plant level operations in both Europe and North America were much stronger this quarter than last year's comparable period," Stockman added.

"We are now highly confident that we have completed phase one of our integration program, which was the sweeping consolidation of our global factory footprint by closing a dozen sub-scale or obsolete plants," the Chairman and CEO said, "and we are now in the midst of phase two, which is the rightsizing of our salaried workforce."

The third quarter 2003 pre-tax restructuring charge of $21.9 million included costs associated with reducing the company's salaried workforce by 750 or 14%. Stockman said, "These cuts are designed to strengthen the company's cost structure and will not impact our commitment to our customers." The rightsizing actions coupled with other operational restructuring activities are expected to result in additional cash restructuring charges of approximately $11 million over the next two quarters and are expected to reduce the fixed-cost structure by $75 million per year.

For the nine-month period, the company reported sales of $2.97 billion compared to $2.92 billion in the same period of 2002. The company also reported a net loss available to common shareholders from continuing operations of $47.6 million or 57 cents per share. This included $33.1 million (or 40 cents per share) of after-tax charges for restructuring and long-lived asset impairments. For the comparable 2002 period, the net loss available to common shareholders from continuing operations was $84.5 million or $1.15 per share. These 2002 results included after tax charges for restructuring and long-lived asset impairments of $27.9 million (or 38 cents per share).

C&A's net debt, including outstandings under an off-balance sheet accounts receivable facility, was $1.34 billion during the second quarter 2003. The company had $22.5 million of cash on hand on September 30, 2003.


Net Business Wins and Other Accomplishments

During the third quarter 2003, Collins & Aikman continued to achieve solid marketing progress by adding $200 million of newly booked business, bringing the year-to-date total to over $700 million in annualized revenues incepting with model year 2005. These figures are net of business being transitioned to other suppliers.

In early October, the company announced that Ford Motor Company had selected Collins & Aikman as a full service supplier for a significant portion of the interior systems on the all-new Ford Futura.

"An award of this magnitude is a reflection of our ability to deliver on cost, quality, craftsmanship and innovation across our entire breadth of interior products," Stockman added. "This award includes the instrument panel, console, doors and interior trim, the full carpet and acoustics package and JIT assembly and sequencing of four major interior modules. Earning this significant Ford interior business is also further confirmation that our business model is sound and our leadership position in the global automotive interiors market is secure."

During the third quarter, Collins & Aikman's Guelph, Ontario, Canada operation was honored by IndustryWeek as a winning facility in the publication's annual "10 Best Plants" competition. The company had an additional four facilities named as top 25 finalists in this competition.

EBITDA Discussion

EBITDA was $41.9 million for the third quarter of 2003 as compared to $21.8 million for the third quarter of 2002. The third quarter 2003 EBITDA was reduced by charges of $21.9 million for restructuring and $2.2 million for the impairment of long-lived assets. Results for the third quarter of 2002 included pre-tax charges of $25.1 million for restructuring and $8.7 million for the impairment of long-lived assets. A reconciliation of our EBITDA, a non-GAAP financial measure, to U.S. GAAP operating income, our most comparable GAAP figure, is set out in the attached EBITDA reconciliation schedule. The company believes that EBITDA is a meaningful measure of performance as it is commonly utilized in the industry to analyze operating performance, liquidity and entity valuation. EBITDA should not be construed as income from operations, net income
(loss) or cash flow from operating activities as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.

Absence of Independent Auditor Review

As previously disclosed, the company's Audit Committee, represented by an independent counsel, is conducting the inquiry initiated in August, 2003. As was the case with the company's second quarter results, the company has been advised by its independent auditors, KPMG, LLP, that they will be unable to complete their SAS 100 review of the third quarter results to be included in the company's third quarter Form 10-Q prior to completion of the Audit Committee's independent inquiry and their consideration of the results of the inquiry. The company intends to file a report on Form 10-Q with its third quarter results, although such review is required, and its Chief Executive Officer and Chief Financial Officer are expected to certify the report in accordance with the requirements of Sarbanes-Oxley. While senior management of the company believes the assertions which are the subject of the inquiry to be without merit, the company cannot predict the outcome of the inquiry and whether or not it will impact our financial results.


2003 Outlook

Effectively, there is no change to prior guidance for earnings excluding restructuring and impairment charges. All estimates below are after the impact of full-year pre-tax restructuring and impairment charges of $62 million, increased from a prior estimate of $42 million. We estimate net sales for the full year will be $3.9 billion to $4.0 billion and we expect operating income to be in the $115 million to $125 million range for 2003. EBITDA is expected to be in the $245 million to $260 million range. We now anticipate that full year 2003 will result in a loss per common share of 60 cents to 70 cents range.

Capital spending is expected to be in the $155 million to $165 million range for 2003.

The company will hold a briefing with automotive institutional investors and security analysts, news media representatives and other interested parties, including its security holders, at 1:00 p.m. EST on Thursday, November 13, 2003 to discuss its third quarter results and other matters. To participate by phone, please dial (877) 692-2590 or (973) 582-2749 (from international locations). The briefing will also be audio webcast, on our website at: www.collinsaikman.com/investor/confcalls.html. A slide presentation will also be used in conjunction with this teleconference and will be available on the company's website.

Collins & Aikman Corporation, a Fortune 500 company, is a global leader in cockpit modules and automotive floor and acoustic systems and a leading supplier of instrument panels, automotive fabric, plastic-based trim and convertible top systems. The company's operations span the globe through 15 countries, more than 100 facilities and over 25,000 employees who are committed to achieving total excellence. Collins & Aikman's high-quality products combine superior design, styling and manufacturing capabilities with NVH "quiet" technologies that are among the most effective in the industry. Information about Collins & Aikman is available on the Internet at www.collinsaikman.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Collins & Aikman operates, fluctuations in the production of vehicles for which the company is a supplier, changes in the popularity of particular car models, labor disputes involving the company or its significant customers, changes in consumer preferences, dependence on significant automotive customers, the level of competition in the automotive supply industry, pricing pressure from automotive customers, the substantial leverage of the company and its subsidiaries, limitations imposed by the company's debt facilities, implementation of the reorganization plan, the outcome of the pending audit committee inquiry, charges made in connection with the integration of operations acquired by the company, the risks associated with conducting business in foreign countries and other risks detailed from time-to-time in the company's Securities and Exchange Commission filings.

CONTACT: J. MICHAEL STEPP                       ROBERT A. KRAUSE
         VICE CHAIRMAN & CFO                    VICE PRESIDENT & TREASURER
         (248) 824-1520                         HEAD OF INVESTOR RELATIONS
         MIKE.STEPP@COLAIK.COM                  (248) 733-4355
                                                ROBERT.KRAUSE@COLAIK.COM

                                       ###

                          COLLINS & AIKMAN CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

----------------------------------------------------------------------------------------------------------------------------
                                                          THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                             SEPTEMBER 30,                          SEPTEMBER 30,
                                                   ----------------------------------     ----------------------------------
                                                        2003               2002                2003               2002
                                                   ----------------   ---------------     ----------------   ---------------
                                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales                                            $   902.2         $   922.5           $   2,970.8         $   2,922.6

Cost of goods sold                                       806.7             821.8               2,641.2             2,532.3
                                                     ----------        ----------          ------------        -----------
Gross profit                                              95.5             100.7                 329.6               390.3

Selling, general and administrative
     expenses                                             63.1              71.2                 210.1               215.8
Restructuring charges                                     21.9              25.1                  26.8                34.1
Impairment of long-lived assets                            2.2               8.7                  21.1                 8.7
                                                     ----------        ----------          ------------        -----------
Operating income (loss)                                    8.3              (4.3)                 71.6               131.7

Net interest expense                                     (37.8)            (37.0)               (111.3)             (112.6)
Loss on sale of receivables                               (1.8)             (0.8)                 (4.5)               (3.0)
Subsidiary preferred stock dividends                      (9.2)             (6.2)                (22.4)              (24.4)
Subsidiary preferred stock accretion                      (0.4)             (1.8)                 (4.8)               (5.6)
Other income (expense), net                                0.2              (2.0)                 23.9               (13.4)
                                                     ----------        ----------          ------------        -----------

Loss from continuing operations
   before income taxes                                   (40.7)            (52.1)                (47.5)              (27.3)

Income tax expense (benefit)                              (8.6)             (6.9)                   .1                20.9
                                                     ----------        ----------          ------------        -----------

Loss from continuing operations                          (32.1)            (45.2)                (47.6)              (48.2)

Income from discontinued operations                          -                 -                     -                 9.5
Cumulative effect of change in
     accounting principle                                    -                 -                     -               (11.7)
                                                     ----------        ----------          ------------        -----------

Net loss                                             $   (32.1)        $   (45.2)          $     (47.6)        $     (50.4)
Loss on redemption of subsidiary
     preferred stock                                         -                 -                     -               (36.3)
                                                     ----------        ----------          ------------        -----------
Net loss available to
     common shareholders                             $   (32.1)        $   (45.2)          $     (47.6)        $     (86.7)
                                                     ==========        ==========          ============        ===========

Net income (loss) per basic and diluted
  common share data:
          Continuing operations                      $   (0.38)        $   (0.54)          $     (0.57)        $     (1.15)
          Discontinued operations                            -                 -                     -                0.13
          Change in acct. principle                          -                 -                     -               (0.16)
                                                     ----------        ----------          ------------        -----------
          Total                                      $   (0.38)        $   (0.54)          $     (0.57)        $     (1.18)
                                                     ==========        ==========          ============        ===========

Basic and diluted shares outstanding                      83.6              83.6                  83.6                73.7
                                                     ==========        ==========          ============        ===========

                                COLLINS & AIKMAN
                      CONDENSED CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------------------

                                                                                 SEPTEMBER 30,            DECEMBER 31,
                                                                                      2003                    2002
                                                                              ---------------------   ---------------------
                                                                                  (UNAUDITED)
                                                                                              (IN MILLIONS)
                                     ASSETS

Current assets:
     Cash and equivalents                                                           $     22.5              $     81.3
     Accounts and other receivables, net                                                 351.7                   373.0
     Inventories                                                                         189.4                   171.6
     Other                                                                               173.3                   177.4
                                                                                    ----------              ----------
Total current assets                                                                     736.9                   803.3

Property, plant and equipment, net                                                       790.2                   737.8
Deferred tax assets                                                                      171.3                   165.0
Goodwill and other intangible assets, net                                              1,390.1                 1,350.8
Other assets                                                                              94.5                   100.2
                                                                                    ----------              ----------
Total assets                                                                        $  3,183.0              $  3,157.1
                                                                                    ==========              ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Short-term borrowings                                                          $     13.3              $     10.5
     Current maturities of long-term debt                                                 26.9                    23.5
     Accounts payable                                                                    601.1                   580.5
     Accrued expenses                                                                    276.3                   314.9
                                                                                    ----------              ----------
Total current liabilities                                                                917.6                   929.4

Long-term debt and lease obligations                                                   1,289.8                 1,255.2
Mandatorily redeemable preferred stock of subsidiary                                     151.1                   123.9
Other, including pensions and post-retirement
     obligations                                                                         412.4                   438.4
Minority interest                                                                          4.7                    12.7

Stockholders' equity                                                                     407.4                   397.5
                                                                                    ----------              ----------
Total liabilities and stockholders' equity                                          $  3,183.0              $  3,157.1
                                                                                    ==========              ==========

                                COLLINS & AIKMAN
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

------------------------------------------------------------------------------------------------------------------------

                                                                  THREE MONTHS
                                                                     ENDED                      NINE MONTHS ENDED
                                                                  SEPTEMBER 30,                    SEPTEMBER 30,
                                                           ---------------------------     -----------------------------
                                                              2003           2002              2003            2002
                                                           ------------   ------------     -------------   -------------
                                                                                   (IN MILLIONS)
Operating activities
     Net loss                                               $  (32.1)      $  (45.2)         $  (47.6)       $  (50.4)
     Depreciation and amortization                              33.6           26.1             101.2            84.8
     Changes in working capital                                (19.4)         (13.9)            (50.7)           23.2
     Other                                                      (0.9)          50.8              40.7            71.8
                                                            --------       --------          --------        --------

Net cash flow provided by (used in) operating activities       (18.8)          17.8              43.6           129.4

Investing activities
     Capital expenditures                                      (49.5)         (35.4)           (124.6)         (101.2)
     Sales of property, plant and equipment                     11.9            -                15.2             0.2
     Acquisitions and investments in joint
          venture, net of cash acquired                          -             (6.0)            (33.1)           (8.6)
     Payments of acquisitions and related
          costs                                                  -             (0.5)              -             (39.6)

Financing activities
     Net increase (decrease) in debt                            38.8           (9.3)             40.1           (27.7)
     Repayment of preferred stock                                -              -                 -            (100.0)
     Net proceeds from issuance of
           common stock                                          -             (2.3)              -             150.8
                                                            --------       --------          --------        --------

Increase (decrease) in cash and equivalents                    (17.6)         (35.7)            (58.8)            3.3

Cash and equivalents at beginning of period                     40.1          112.9              81.3            73.9
                                                            --------       --------          --------        --------

Cash and equivalents at end of period                       $   22.5       $   77.2          $   22.5        $   77.2
                                                            ========       ========          ========        ========

------------------------------------------------------------------------------------------------------------------------

                                COLLINS & AIKMAN
               SUPPLEMENTAL DATA -- EBITDA RECONCILIATION SCHEDULE
                                   (unaudited)

------------------------------------------------------------------------------------------------------------------------

                                                                 THREE MONTHS
                                                                    ENDED                        NINE MONTHS ENDED
                                                                 SEPTEMBER 30,                      SEPTEMBER 30,
                                                           ---------------------------     -----------------------------
                                                              2003           2002              2003            2002
                                                           ------------   ------------     -------------   -------------
                                                                                   (IN MILLIONS)
Operating income (loss)                                       $   8.3       $  (4.3)          $   71.6        $  131.7
Depreciation and amortization                                    33.6          26.1              101.2            84.8
                                                           -----------    -----------      ------------    ------------
EBITDA                                                        $  41.9       $  21.8           $  172.8        $  216.5
                                                           ===========    ===========      ============    ============

Memo:
Restructuring                                                 $  21.9       $  25.1           $   26.8        $   34.1
Impairment                                                        2.2           8.7               21.1             8.7
                                                           -----------    -----------      ------------    ------------
Total Restructuring and Impairment                            $  24.1       $  33.8           $   47.9        $   42.8
                                                           ===========    ===========      ============    ============



This supplemental data presented above is a reconciliation of a certain financial measure which is intended to facilitate analysis of Collins & Aikman Corporation's business and operating performance.


EBITDA is defined as operating income plus depreciation and amortization. The company believes that EBITDA is a meaningful measure of performance as it is commonly utilized in the industry to analyze operating performance, liquidity and entity valuation. EBITDA should not be construed as income from operations, net income (loss) or cash flow from operating activities as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.